Exhibit 99.1

  IMMEDIATE RELEASE
January 30, 2008

QUAINT OAK BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (OTCBB: QNTO) the holding company for Quaint Oak Bank, announced today that net income for the quarter ended December 31, 2007 was $136,000, or $0.11 per basic share, compared to $137,000 for the same period in 2006.  Net income for the year ended December 31, 2007 was $490,000 compared to $570,000 in 2006.  The results for the quarter and the year reflect the net proceeds of $13.3 million generated through the Company’s initial public offering which was completed July 3, 2007.

Robert T. Strong, President and Chief Executive Officer, stated, “When compared to 2006, 2007 proved to be a challenging year for the entire banking industry, however, we were able to achieve our target net income goal for the year, as our 2007 operating plan anticipated a less than ideal economic environment and housing market, increased costs due to an expanded lending operation and the added costs associated with being a public company.  2007 saw the effective deployment of the proceeds from our initial public offering into investments and loans which fueled the improvement in our net interest margins.”

Mr. Strong continued, “The condition of the housing market, exacerbated by the sub prime mortgage crisis, poses continuing challenges, however, our balance sheet remains strong as we have not participated in investments in the sub prime mortgage market and enter 2008 well positioned to continue the expansion of our lending operation.  Although our non performing assets have increased as a result of the deteriorating housing market, our credit losses have not increased, primarily due to borrower equity.  In these historically challenging economic times we are committed to securing quality loan assets and seeking other rewarding investment opportunities.”

Net income amounted to $136,000 for the fourth quarter of 2007, a decrease of $1,000 or 0.73% compared to net income of $137,000 for the fourth quarter of 2006.  The slight decrease in net income for the quarter was a result of the increase in net interest income of $163,000 and non-interest income of $22,000 for the fourth quarter of 2007 compared to the same period in 2006 being offset by increases in the provision for loan losses of $25,000, non-interest expense of $158,000, and income taxes of $3,000. The increase in non-interest expense was primarily due to a $94,000 increase in compensation expense and a $23,000 increase in professional fees for the fourth quarter of 2007 compared to the fourth quarter of 2006.

The $163,000, or 36.8%, increase in net interest income for the fourth quarter of 2007 over the comparable period in 2006 was due to an increase in interest income of $171,000 attributable to an increase in average interest-earning assets of $11.2 million, as the proceeds from the Company’s stock offering were invested into short-term investments, investment securities and loans.  This increase in interest income was offset by an $8,000 increase in the interest expense on average interest-bearing liabilities.  The average net interest margin improved to 3.41% in the fourth quarter of 2007 from 2.96% in the fourth quarter of 2006 as average net interest-earning assets increased to $17.7 million from $4.9 million for the same periods.

For the year ended December 31, 2007, net income was $490,000 compared to $570,000 for 2006.  The decrease in net income for fiscal year 2007 compared to 2006 was due to a $225,000 increase in net interest income, $51,000 decrease in the provision for loan losses, $30,000 increase in non-interest income and $46,000 decrease in income taxes being offset by a $432,000 increase in non-interest expenses.  The increase in non-interest expense was primarily due to a $284,000 increase in compensation expense and a $60,000 increase in professional fees for 2007 compared to 2006.

The $225,000, or 12.3%, increase in net interest income for 2007 over 2006 was due to an increase in interest income of $487,000 attributable primarily to an increase in average interest-earning assets of $6.3 million, as the proceeds from the Company’s stock offering were invested primarily into short-term investments and investment securities.  This increase in interest income was offset by a $262,000 increase in the interest expense on average interest-bearing liabilities.  The average net interest margin improved to 3.17% in 2007 from 3.12% in 2006 as average net interest-earning assets grew to $10.5 million from $4.5 million for the same periods.

Total assets increased $12.3 million or 20.2% to $73.5 million at December 31, 2007, compared to $61.2 million at December 31, 2006, mainly due to net proceeds received from the Company’s stock offering completed on July 3, 2007 which were invested in short-term investments, investment securities and loans.

Cash and cash equivalents and investment securities increased $5.1 million or 83.3% to $11.3 million at December 31, 2007 compared to $6.2 million at December 31, 2006, as a portion of the proceeds from the stock offering were deployed to grow these asset categories.

The remainder of the stock offering proceeds were used to grow the loan portfolio as loans receivable, net, increased $7.1 million or 13.0% to $61.7 million at December 31, 2007, from $54.6 million at December 31, 2006.  The largest increases within the portfolio were in the residential mortgage one-to-four family non-owner occupied category, which grew $4.0 million or 33.5%, and in commercial real estate loans which increased $3.1 million or 21.4%.

Total interest-bearing deposits decreased $489,000 or 0.9% to $55.3 million at December 31, 2007 compared to $55.8 million at December 31, 2006.  The decrease in interest-bearing deposits was primarily attributed to a $2.2 million decrease in passbook and statement savings accounts, offset by a $1.7 million increase in certificates of deposit, as the Company set interest rates at levels management believed were appropriate to control deposit growth due to moderate loan demand.

Total stockholders’ equity increased $12.8 million or 270.9% to $17.6 million at December 31, 2007 compared to $4.7 million at December 31, 2006.  The increase was attributable to the $13.3 million of net proceeds received in the stock offering and net income of $490,000 for the year-ended December 31, 2007, offset by the increase in unallocated stock held by the Employee Stock Ownership Plan (ESOP) of $1.0 million acquired after the completion of the stock offering in the third and fourth quarter of 2007.

Non-performing loans amounted to $1.5 million or 2.43% of net loans receivable at December 31, 2007, consisting of eight loans, two of which are 90 days or more past due and still accruing interest and six of which are on non-accrual status.  The non-performing loans are primarily one-to-four family owner occupied residential loans.  We do not anticipate any significant losses on these loans.  Two of the six loans were placed on non-accrual status during the fourth quarter of 2007, resulting in the reversal of $5,000 of previously accrued interest income. The allowance for loan losses as a percent of total loans receivable was 1.07% at December 31, 2007 and 1.04% at December 31, 2006.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its banking office located in Bucks County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

QUAINT OAK BANCORP, INC.
Balance Sheets
(In Thousands)
	At December 31, 2007	At December 31, 2006
ASSETS	(Unaudited)	(Unaudited)

Cash and cash equivalents	$4,987	$4,197
Investment in interest-earning time deposits	1,835	1,711
Investment securities available for sale	501	-
Investment securities held to maturity (estimated fair value of $3,765)	3,753	-
Investment in FHLB stock, at cost	237	263
Loans receivable, net of allowance for loan losses
December 31, 2007: $667; December 31, 2006: $575	61,656	54,553
Bank premises and equipment, net	59	46
Accrued interest receivable and other assets	517	436

Total Assets	$73,545	$61,206

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits, interest-bearing	$55,261	$55,750
Advances from borrowers for taxes and insurance	600	587
Accrued interest payable and other liabilities	115	132

Total Liabilities	55,976	56,469

Stockholder’s Equity	17,569	4,737

Total Liabilities and Stockholders’ Equity	$73,545	$61,206

QUAINT OAK BANCORP, INC.
Statements of Income
(In Thousands, except share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,

	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Interest Income	$ 1,199	$ 1,028	$ 4,420	$ 3,933
Interest Expense	593	585	2,360	2,098
Net Interest Income	606	443	2,060	1,835
Provision for Loan Losses	61	36	93	144
Net Interest Income after Provision for Loan Losses	545	407	1,967	1,691
Non-Interest Income – Fees and service charges	29	7	55	25
Non-Interest Expense	349	191	1,219	787
Income before Income Taxes	225	223	803	929
Income Taxes	89	86	313	359

Net Income	$ 136	$ 137	$ 490	$ 570

Per Common Share Data:	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Earnings per share - basic	$0.11	NA	NM*	NA
Average shares outstanding-basic	1,292,198	NA	NM*	NA

Ratios:	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Average interest rate spread	2.35%	2.64%	2.48%	2.83%
Net interest margin	3.41%	2.96%	3.17%	3.12%
Average interest-earning assets to average interest-bearing liabilities	132.80%	108.83%	119.16%	108.25%
* Not Meaningful